UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)   *

Berenson Acquisition Corp. I
(Name of Issuer)
Class A common stock, Par Value $0.0001 per share
(Title of Class of Securities)
083690107
(Cusip Number)
December 31, 2023
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
⌧	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 36 Pages
Exhibit Index Found on Page 35

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 42,713
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 42,713
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,713
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 55,977
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 55,977
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 55,977
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 3 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 12,283
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 12,283
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,283
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,661
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,661
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,661
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 8,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 8,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 134,627
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 134,627
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 134,627
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 20,202
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 20,202
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,202
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,652
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,652
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,652
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 9 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 127,398[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 127,398[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 127,398[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 10 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 265,513
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 265,513
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 265,513
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 11 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 8,600
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 8,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 12 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 20,202
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 20,202
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,202
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 13 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Joshua J. Dapice
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 14 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 15 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Hannah E. Dunn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 16 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Michael B. Fisch [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 18 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Varun N. Gehani
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 19 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Nicolas Giauque
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 20 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 21 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 22 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 23 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 24 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Edric C. Saito
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 25 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 26 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Daniel S. Short
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 27 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 28 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 29 of 36 Pages

13G
CUSIP No. 083690107

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 285,715 Shares (as defined in Item 2) and hold Class B Common Stock (as defined in the Preliminary Note) convertible into up to an aggregate of 187,500 Shares.  Due to exercise limitations applicable to the Class B Common Stock, as of the date of this filing the reporting persons have the right to convert Class B Common Stock into up to an aggregate of 127,398 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Class B Common Stock held by the reporting persons represent beneficial ownership of 9.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 413,113[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 413,113[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 413,113[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 127,398 Shares into which shares of Class B Common Stock are convertible within the next 60 days.  Excludes 60,102 Shares into which shares of Class B Common Stock are not currently convertible due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 30 of 36 Pages

This Amendment No. 3 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on October 8, 2021 (together with all prior and current amendments thereto, this “Schedule 13G”).

Preliminary Note:

As of the date hereof, the Farallon Funds hold an aggregate of 285,715 Shares. Also as of the date hereof, an investment vehicle (the “SPV”) that is managed by the Management Company holds 187,500 shares of Class B common stock of the Company (“Class B Common Stock”).

Each share of Class B Common Stock is convertible into one Share; however, the shares of Class B Common Stock held by the SPV may not be converted if, after such conversion, the Reporting Persons would beneficially own, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, more than 9.9% of the Shares then issued and outstanding (the “Beneficial Ownership Limitation”).  As of the date hereof, the Beneficial Ownership Limitation permits the SPV to convert shares of Class B Common Stock into an aggregate of not more than 127,398 Shares.  In providing the beneficial ownership information set forth herein, the Reporting Persons have assumed that the aggregate remaining 60,102 shares of Class B Common Stock held by the SPV are not exercisable due to the Beneficial Ownership Limitation.

Capitalized terms used in this Preliminary Note without definitions have the meanings ascribed to them below.

Item 1.	Issuer

(a)  Name of Issuer:

Berenson Acquisition Corp. I (the “Company”)

(b)  Address of Issuer’s Principal Executive Offices:

667 Madison Avenue, 18th Floor
New York, NY 10065

Item 2.	Identity and Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

This statement relates to shares of Class A ordinary shares, par value $0.0001 per share (the “Shares”), of the Company.  The CUSIP number for the Shares is 083690107.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”.

The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;
(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;

(v)	Four Crossings Institutional Partners V, L.P., a Delaware limited partnership (“FCIP V”), with respect to the Shares held by it;

(vi)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it;

(vii)	Farallon Capital F5 Master I, L.P., a Cayman Islands exempted limited partnership (“F5MI”), with respect to the Shares held by it; and

(viii)	Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it.
FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, F5MI and FCAMI are together referred to herein as the “Farallon Funds.”

Page 31 of 36 Pages

The Management Company

(ix)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), which is the manager of the SPV, with respect to the Shares acquirable by the SPV upon the conversion of the Class B Common Stock it holds.

The Farallon General Partner

(x)
           Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is (i) the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and (ii) the sole member of the FCIP V General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds other than F5MI.

The FCIP V General Partner

(xi)	Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), which is the general partner of FCIP V, with respect to the Shares held by FCIP V.

The F5MI General Partner

(xii)	Farallon F5 (GP), L.L.C., a Delaware limited liability company (the “F5MI General Partner”), which is the general partner of F5MI, with respect to the Shares held by F5MI.

The Farallon Individual Reporting Persons

(xiii)
The following persons, each of whom is a managing member or senior managing member, as the case may be, of the Management Company and the Farallon General Partner, and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, with respect to the Shares held by the Farallon Funds and acquirable by the SPV:  Joshua J. Dapice (“Dapice”); Philip D. Dreyfuss (“Dreyfuss”); Hannah E. Dunn (“Dunn”); Richard B. Fried (“Fried”); Varun N. Gehani (“Gehani”); Nicolas Giauque (“Giauque”); David T. Kim (“Kim”); Michael G. Linn (“Linn”); Rajiv A. Patel (“Patel”); Thomas G. Roberts, Jr. (“Roberts”); Edric C. Saito (“Saito”); William Seybold (“Seybold”); Daniel S. Short (“Short”); Andrew J. M. Spokes (“Spokes”); John R. Warren (“Warren”); and Mark C. Wehrly (“Wehrly”).

Dapice, Dreyfuss, Dunn, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

This Schedule 13G reports that effective June 30, 2023, Michael B. Fisch (“Fisch”) resigned as a member of the Management Company, a member of the Farallon General Partner, a manager of the FCIP V General Partner and a manager of the F5MI General Partner.  Accordingly, as of that date, Fisch no longer may be deemed a beneficial owner of any shares of Class B Common Stock held by the SPV or any Shares held by the Farallon Funds.  Unless the context otherwise requires, any reference herein to the “Farallon Individual Reporting Persons” shall not include Fisch.

The citizenship of each of the Farallon Funds, the Management Company, the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is set forth above.  Each of Fisch and the Farallon Individual Reporting Persons, other than Giauque and Spokes, is a citizen of the United States.  Giauque is a citizen of France. Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Not applicable.

Page 32 of 36 Pages

Item 4.	Ownership

The information required by Items 4(a) – (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

The Shares reported hereby for the respective Farallon Funds are held directly by the respective Farallon Funds.  The Management Company, as the manager of the SPV, may be deemed to be a beneficial owner of the Shares acquirable by the SPV upon the conversion of the Class B Common Stock it holds.  The Farallon General Partner, as the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and as the sole member of the FCIP V General Partner, may be deemed to be a beneficial owner of such Shares held by the Farallon Funds other than F5MI.  The FCIP V General Partner, as the general partner of FCIP V, may be deemed to be a beneficial owner of such Shares held by FCIP V. The F5MI General Partner, as the general partner of F5MI, may be deemed to be a beneficial owner of such Shares held by F5MI.  Each of the Farallon Individual Reporting Persons, as a managing member or senior managing member, as the case may be, of the Management Company and the Farallon General Partner, and as a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of such Shares held by the Farallon Funds and acquirable by the SPV.  Each of the Management Company, the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be a beneficial owner of more than five percent of the class of securities, check the following:

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

 Not applicable.

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 33 of 36 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 30, 2024

/s/ Hannah E. Dunn
FARALLON CAPITAL MANAGEMENT, L.L.C.,
By: Hannah E. Dunn, Managing Member

/s/ Hannah E. Dunn
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P., and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By: Hannah E. Dunn, Managing Member

/s/ Hannah E. Dunn
FARALLON INSTITUTIONAL (GP) V, L.L.C.,
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By: Hannah E. Dunn, Manager

/s/ Hannah E. Dunn
FARALLON F5 (GP), L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By: Hannah E. Dunn, Manager

/s/ Hannah E. Dunn

Hannah E. Dunn, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Dapice, Dreyfuss, Fisch, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes, Warren and Wehrly authorizing Dunn to sign and file this Schedule 13G on his behalf, which were filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission on January 31, 2023 by such Reporting Persons with respect to the Class A Ordinary Shares of ARYA Sciences Acquisition Corp IV, are hereby incorporated by reference.

Page 34 of 36 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 35 of 36 Pages

EXHIBIT 1
to
SCHEDULE 13G
JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 30, 2024

/s/ Hannah E. Dunn
FARALLON CAPITAL MANAGEMENT, L.L.C.,
By: Hannah E. Dunn, Managing Member

/s/ Hannah E. Dunn
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P., and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By: Hannah E. Dunn, Managing Member

/s/ Hannah E. Dunn
FARALLON INSTITUTIONAL (GP) V, L.L.C.,
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By: Hannah E. Dunn, Manager

/s/ Hannah E. Dunn
FARALLON F5 (GP), L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By: Hannah E. Dunn, Manager

/s/ Hannah E. Dunn

Hannah E. Dunn, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

Page 36 of 36 Pages